Exhibit 10.4

RELEASE AND SETTLEMENT AGREEMENT

THIS RELEASE AND SETTLEMENT AGREEMENT (this “Agreement”) is entered into by and between JUDY M. ROBINETT, an individual (“Robinett”) and MEDICAL DISCOVERIES, INC., a Utah corporation (hereinafter referred to as “MDI”) on the following premises:

Premises

A. On or about April 1, 2005, Robinett and MDI entered into an employment agreement (the “Employment Agreement”).

B. As of March 31, 2007, under the terms of the Employment Agreement, MDI owed Robinett approximately $1,851,804.93 in accrued and unpaid compensation, un-accrued and pro-rata bonuses, and severance pay.

C. The parties have raised issues respecting the amount due to Robinett and MDI’s ability to pay such amount and desire to reach an agreement resolving such issues in order to facilitate anticipated financing for MDI. Accordingly, Robinett has agreed to accept in settlement of the amount owed a sum of $500,000.00, payable from proceeds from the sale of certain Formestane assets owned by MDI (the “Formestane Asset Sale”) to Eucodis, a third party.

D. The parties desire to enter into a full and complete release and settlement with each other, compromising, resolving, and settling all matters between them and buying peace.

Agreement

NOW, THEREFORE, upon these premises, which are incorporated herein by reference, and for and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

1. Payment to Robinett. MDI agrees to pay Robinett the sum of $500,000, following MDI’s closing of the Formestane Asset Sale and its receipt of the payment for such sale, subject to Robinett fulfilling the “Ongoing Duties” set forth in Section 5 herein. Robinett agrees that, with the exception of the payment described in this Section 1 and the compensation payable pursuant to Sections 5 and 6 hereof, she will not be owed any amounts by MDI under the Employment Agreement or otherwise for her services as an employee, director or consultant of MDI through the date of her resignation pursuant to Section 7, whether in the form of salary, bonus, vacation pay, sick pay or any other compensation or benefits, and MDI shall have no other obligation to provide or maintain any compensation or benefits for MDI after the date of her deemed resignation.

2. Timely Disbursal of Funds. In order to facilitate the timely transfer of funds on the closing of the Formestane Asset Sale, including MDI’s receipt of at least $2,000,000 in cash (the “Formestane Closing”), Five Hundred Thousand dollars ($500,000.00) from the Formestane Closing shall be held in the Emmes Group’s Client Trust account, and shall be disbursed to Robinett upon the fulfillment of the “Ongoing Duties” set forth in Section 5 herein. Such disbursal shall be affected by wire transfer of funds to such bank account or accounts as Robinette may specify to the Emmes Group in writing. In order to implement the foregoing, contemporaneously with the execution of this Agreement the parties shall execute and deliver to the Emmes Group the parties’ irrevocable disbursal instructions in the form attached hereto as Exhibit A and incorporated herein by reference.

3. Waiver of 2007 Bonus. Robinett waives any pro rata 2007 bonus, otherwise granted at the discretion of MDI’s Board of Directors.

4. Stock Options. Robinett shall retain her previously granted incentive stock options to purchase two million (2,000,000) shares of MDI common stock (the “Retained Options”) (subject to stock splits, stock dividends, and similar pro rata adjustments). The Retained Options shall continue to have the same terms and conditions as currently in existence, including an option price of $0.01 per share, and the 5:00PM Pacific Time, December 31, 2012 expiration date. All other incentive stock options awarded Robinett during her tenure with MDI shall be cancelled.

5. Ongoing Duties. Robinett shall continue to act as Chief Executive Officer of MDI at an annual salary of $250,000 per year for a period commencing April 1, 2007, and terminating upon the completion of MDI’s financial audit and the completion, signing, and filing of the officer certifications to be attached as exhibits to the Form 10-KSB for 2006 and the Forms 10-QSB for 2007. During such period, and provided MDI receives interim enabling financing, Robinett’s primary responsibilities shall include using her commercially reasonable best efforts to:

(a) Cause MDI to file all delinquent periodic reports required to be filed by it pursuant to sections 13 or 15(d) under the Securities Exchange Act of 1934;

(b) Manage MDI’s 2006 audit, which duties include completing, signing, and filing the officer certifications to be attached as exhibits to the Form 10-KSB for 2006 and the Forms 10-QSB for 2007;

(c) Complete the sale of the Formestane asset to Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH;

(d) Manage, provide support, or personally conduct negotiations with all MDI creditors not transferred to Eucodis, with the objective of achieving a level of reduction in the remaining debt of MDI satisfactory to MDI’s Chairman of the board of directors;

(e) Seek and obtain written approval from the Chairman of the MDI Board prior to the release and payment of any MDI funds; and,

(f) Coordinate the delivery of all MDI company records to a location directed by the Chairman of the MDI Board.

6. Sale of MDI-P Asset. MDI shall pay Robinett 15% of all consideration passing to MDI for the sale or transfer of MDI’s MDI-P asset in cash or in kind, payable if, as and when received.

7. Robinett’s Resignation. Upon the completion of MDI’s financial audit, and the completion, signing, and filing of the officer certifications to be attached as exhibits to the Form 10-KSB for 2006 and the last of the Forms 10-QSB for 2007, Robinett shall automatically be deemed to have resigned as an officer, director, and employee of MDI.

8. Release of Claims and Waiver by Robinett. Upon Robinett’s resignation as an officer, director and employee of MDI and expressly subject thereto, Robinett, for herself and for her present and former employees, agents, attorneys, heirs, administrators, personal representatives, successors, and assigns, shall be deemed to have irrevocably released, remised, acquitted, and forever discharged and agreed to indemnify MDI, including all of its future, present, and former employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, managers, partners, predecessors, successors and assigns, subsidiary and parent entities, from any and all actions and causes of action, judgments, execution, suits, debts, claims, demands, liabilities, obligations, damages, and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, or whatsoever kind or nature, arising prior to the date hereof, for or because of any matter or things done, omitted, or suffered to be done by any of the other parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected therewith, save and except only any obligation or covenant arising under this Agreement. Robinett acknowledges that the agreements in this paragraph are intended to be in full satisfaction of any and all related injuries or damages arising prior to the date hereof in connection with her relationship with MDI.

9. Release of Claims by MDI. Except in the event of the discovery of fraud or other such willful misconduct on the part of Robinett, upon Robinett’s resignation as an officer, director and employee of MDI of MDI and expressly subject thereto, MDI, for itself and its present and former officers, shareholders, directors, managers, members, employees, agents, attorneys, heirs, administrators, personal representatives, successors, and assigns, shall be deemed to have irrevocably released, remised, acquitted, and forever discharged, and agreed to indemnify and hold harmless Robinett, together with all of her future, present, and former agents, representatives, consultants, attorneys, fiduciaries, servants, partners, predecessors, successors, and assigns, from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages, and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature arising prior to and as of the date hereof, for or because of any matter or thing done, omitted, or suffered to be done by any of the other parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected with claims by or against Robinett, save and except only any obligation or covenant arising under this Agreement. MDI acknowledges that the agreements in this paragraph are intended to be in full satisfaction of any and all related injuries or damages arising prior to the date hereof in connection its relationship with Robinett.

10. Robinett Covenant Not To Sue. Upon Robinett’s resignation as an officer, director and employee of MDI and expressly subject thereto, Robinett hereby covenants and agrees that she will not at any time, directly or indirectly, initiate, maintain, or prosecute, or in any way knowingly aid in the initiation, maintenance, or prosecution, of any claim, demand, or cause of action, at law, in equity, or otherwise, against MDI, including all of its future, present, and former employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, managers, partners, predecessors, successors and assigns, subsidiary corporations and companies, and parent corporations and companies for any claim, damage, loss, or injury of any kind arising out of or in any way connected with any transaction, agreement, occurrence, act, failure to act, statement, or omission with respect to which a release has been given herein. In furtherance of this covenant, Robinett agrees that, except as may be required by an order of any court or governmental agency having jurisdiction, she will not make available to any third party any evidence, documents, or other information or materials in her possession or under her care, custody, or control, or in the possession, custody, or under the control of her counsel, which in any way relates to any transaction, agreement, occurrence, act, failure to act, statement, or omission that is referred to or included within the scope of such release, save and except any legal proceeding to enforce or seek a remedy or relief based on or arising out of this Agreement. In any event, Robinett shall notify MDI within two days after receipt of any request from any third party for any such any evidence, documents, or other information or materials so that MDI may protect its interests hereunder.

11. MDI Covenant Not To Sue. Except in the event of the discovery of fraud or other such willful misconduct on the part of Robinett, upon Robinett’s resignation as an officer, director and employee of MDI and expressly subject thereto, MDI covenants and agrees that it will not at any time, directly or indirectly, initiate, maintain, or prosecute, or in any way knowingly aid in the initiation, maintenance, or prosecution, of any claim, demand, or cause of action, at law, in equity, or otherwise, against Robinett, including her future, present, and former agents, representatives, consultants, attorneys, fiduciaries, servants, partners, predecessors, successors, and assigns for any claim, damage, loss, or injury of any kind arising out of or in any way connected with any transaction, agreement, occurrence, act, failure to act, statement, or omission with respect to which a release has been given herein. In furtherance of this covenant, MDI agrees that, except as may be required by an order of any court or governmental agency having jurisdiction, it will not make available to any third party any evidence, documents, or other information or materials in its possession or under its care, custody, or control, or in the possession, custody, or under the control of its counsel, which in any way relates to any transaction, agreement, occurrence, act, failure to act, statement, or omission, which is referred to or included within the scope of such release. In any event, MDI shall notify Robinett within two days after receipt of any request from any third party for any such any evidence, documents, or other information or materials so that Robinett may protect her interests hereunder.

12. Unknown Claims. The parties acknowledge that they may have some claim, demand, or cause of action of which they are totally unaware and unsuspecting. Except in the event of the discovery of fraud or other such willful misconduct on the part of Robinett, it is the intention of the parties in executing the agreement that it will deprive them of any such claim and prevent them from asserting the same against any other party. To the end, the parties expressly waive any and all rights and benefits conferred upon them by any statute or at common law in any jurisdiction applicable hereto which would otherwise modify, limit, nullify, or prohibit the release granted hereby. The parties covenant and agree to execute any further releases as may be required under any applicable statute or common law requirement in order to give full force and effect to the agreement.

13. Qualification. The releases set forth above includes, without limitation, all claims, demands, causes of action, facts, transactions, occurrences, circumstances, acts or omissions, or allegations of any kind and character whatsoever asserted by Robinett or which could have been asserted by Robinett in connection with his employment or other relationships with MDI, including any and all facts in any manner arising out of, related or pertaining to or connected with those claims or with the terms of or value of any consideration paid to Robinett in connection with Robinett's employment or other relationships with, or termination of employment from, MDI, or any of its related entities, including, without limitation, any claims based on, related to or arising from United States federal, state or local laws (including, but not limited to, the Age Discrimination in Employment Act, and the Fair Labor Standards Act) that prohibit employment discrimination on the basis of race, national origin, religion, age, gender, marital status, pregnancy, handicap, perceived handicap, ancestry, sexual orientation, family or personal leave or of any other form of discrimination, or from laws such as workers' compensation laws, which provide rights and remedies for injuries sustained in the workplace, including, without limitation, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatsoever, any claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, or any claims relating to or arising out of any purported right to stock or stock options in MDI, and all rights or claims arising under the Employment Retirement Income Security Act of 1974 (“ERISA”) or pertaining to ERISA regulated benefits.

14. Confidentiality:

(a) Except with MDI’s prior written approval, Robinett will not disclose, and will not permit any attorney, agent, or other representative acting on her behalf to disclose, to any person other than MDI or its duly constituted representatives, the existence or terms of this Agreement; provided that she may make such disclosure if required by law, valid order of court, or other legal process. In the event that Robinett is requested in any proceeding to disclose the existence or terms of this Agreement, Robinett will make best efforts to notify MDI within two days after receipt of such request so that MDI may seek an appropriate protective order. The restrictions set forth in this paragraph shall not apply to any information that Robinett demonstrates (a) is on the date hereof or hereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Robinett or her representatives, or (b) was available to Robinett on a non-confidential basis prior to its disclosure to her by MDI or their representatives or becomes available to Robinett on a non-confidential basis, in each case from a source other than MDI or its representatives, which source was not itself bound by a confidentiality agreement with MDI or its representatives and had not received such information, directly or indirectly, from a person so bound. Notwithstanding this or any other provision of this Agreement, Robinett may disclose information regarding this Agreement, as reasonably necessary, to her tax consultant, financial advisor, attorney, and the duly designated taxing authorities of the United States of America and/or any state or local entity.

(b) Except with Robinett’s prior written approval, MDI will not disclose, and will not permit any attorney, agent, or other representative acting on its behalf to disclose, to any person other than Robinett or her duly constituted representatives, the existence or terms of this Agreement; provided that it may make such disclosure if required by law, valid order of court, or other legal process. In the event that MDI is requested in any proceeding to disclose the existence or terms of this Agreement, MDI will make best efforts to notify Robinett within two days after receipt of such request so that Robinett may seek an appropriate protective order. The restrictions set forth in this paragraph shall not apply to any information that MDI demonstrates (a) is on the date hereof or hereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Robinett or their representatives, or (b) was available to MDI on a non-confidential basis prior to its disclosure to it by Robinett or MAG or their representatives or becomes available to MDI on a non-confidential basis, in each case from a source other than Robinett or her representatives, which source was not itself bound by a confidentiality agreement with Robinett or her representatives and had not received such information, directly or indirectly, from a person so bound. Notwithstanding this or any other provision of this Agreement, MDI may disclose information regarding this Agreement, as reasonably necessary, to its tax consultant, auditor, attorney, and the duly designated taxing authorities of the United States of America and/or any state or local entity.

15. Independent Investigation. The parties hereby declare, acknowledge, and agree that the terms of this Agreement have been read by them, have been read by and discussed with their respective legal counsel, and such terms are fully understood and voluntarily accepted for the purpose of making a full, final, and complete compromise, settlement, and adjustment of all transactions, agreements, arrangements, or courses of dealing. The parties further acknowledge, declare, and agree that the facts and assumptions underlying this Agreement have been thoroughly investigated and reviewed by them and their respective counsel and that they are not relying upon any representations by any other party hereto, but have entered into this Agreement based on their own independent investigation.

16. No Admission of Liability. Neither this Agreement nor the negotiation, execution, or performance hereof shall be deemed to constitute an admission, directly or indirectly, by any party of any liability or responsibility on account of or with respect to any claims released herein, but this Agreement is entered into for the sole and exclusive purposes of resolving the disputes between the parties and buying peace, and each party expressly denies any and all liability arising out of any of the claims, allegations, or demands whatsoever of any party against the other.

17. Survival. The representations, warranties, covenants, and agreements of the respective parties set forth herein shall survive the date of the consummation of the transaction contemplated in this Agreement.

18. Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Utah, excluding the laws respecting choice or conflicts of law.

19. Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, and no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein, shall be of any force or effect. No amendment or modification hereof shall be effective until and unless the same shall have been set forth in writing and signed by the parties hereto.

20. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. If any covenants or provisions of this Agreement are determined to be unenforceable by reason of their extent, duration, scope, or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope, or other provision and enforce them in their reduced form for all purposes contemplated by this Agreement.

21. Notices. Any notice, demand, request, or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if personally served or by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), or delivered by overnight courier service, or on the third day after mailing if mailed by certified mail, return receipt requested, addressed as follows:

If to Robinett, as follows:	Judy Robinett 1338 South Foothill Drive, #266 Salt Lake City, UT 84108

If to MDI, as follows:	Medical Discoveries, Inc. c/o Sunhaven Farms 30103 West Gwinn Road Prosser, WA 99350

or such other addresses and facsimile numbers as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), three days after the date so mailed, or one day after the date so sent by overnight delivery.

22. Relief. Any party’s breach or threatened breach of any covenant contained in this Agreement will cause such damage to the other party as will be irreparable, and for that reason, each party agrees that the other shall be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any further violation of such covenants by such other party. The right to injunctive relief shall be cumulative and in addition to all other remedies, including, specifically, recovery of damages.

23. Attorneys’ Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the non-prevailing party shall reimburse the prevailing party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein, including such costs which are incurred in any bankruptcy or appellate proceeding.

24. Jurisdiction and Venue. Any judicial proceeding brought against any of the parties hereto, with respect to the Agreement, shall be brought in any court of competent jurisdiction in Salt Lake County, Utah, irrespective of where such party may be located at the time of such proceeding, and by execution and delivery of the Agreement, each of the parties hereto hereby consents to the jurisdiction and venue of such court and waives any defense or opposition to such jurisdiction and venue.

25. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

26. Additional Documents. Each party shall, at any time and from time to time, execute and deliver to the other party all other and further instruments necessary or convenient to effectuate the purpose and intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, individually or by their respective officers, hereunto duly authorized.

Date this 31st day of August, 2007	JUDY ROBINETT

Dated this 31st day of August, 2007	MEDICAL DISCOVERIES, INC.

By:
David R. Walker, Chairman